#1
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*

Crews, Donald M.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

2001 Osborn Road
-----------------------------------------------------------------------
                          (Street)

St. Marys, Georgia  31558
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   5/12/99
=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      15,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      N/A
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title:
      Amount or Number of Shares:
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [   ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Donald M. Crews                      June 8th, 1999
Signature of Reporting Person            Date
=======================================================================

#2
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*

Franklin, Bobby Y.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

Route 3, Box 6560
-----------------------------------------------------------------------
                          (Street)

Hilliard, FL 32406
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   5/12/99
=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      16,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      N/A
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title:
      Amount or Number of Shares:
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [   ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Bobby Y. Franklin                    6/8/99
Signature of Reporting Person            Date
=======================================================================

#3
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*

Sheppard, Joe S.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

555 Charlie Smith, Sr., Hwy
-----------------------------------------------------------------------
                          (Street)

St. Marys, Georgia  31558
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   5/12/99
=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      11,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      N/A
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title:
      Amount or Number of Shares:
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [   ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Joe S. Sheppard                      June 13th, 1999
Signature of Reporting Person            Date
=======================================================================